EXHIBIT 99.1

Red Rock Resorts Announces Second Quarter 2016 Results

LAS VEGAS, Aug. 15, 2016 (GLOBE NEWSWIRE) -- Red Rock Resorts, Inc. ("Red Rock Resorts" "we" or the "Company") (NASDAQ:RRR) today announced the results of its operations for the second quarter ended June 30, 2016.

Key Second Quarter Highlights:

  Successfully completed an initial public offering of 29.5 million Class A shares generating net proceeds of $541 million, including the exercise of the underwriters’ overallotment.
  Announced its consolidated subsidiary, Station Casinos LLC (“Station Casinos”), entered into a definitive agreement to acquire the Palms Casino Resort for $312.5 million.  It is anticipated that the acquisition will close by the end of the third quarter of 2016, subject to obtaining necessary regulatory approvals.
  Completed a $2.4 billion refinancing of Station Casinos’ credit facility, which provides increased borrowing capacity, additional financial flexibility and reduced borrowing costs.

“The second quarter was a transformational period for Red Rock Resorts as we successfully completed our initial public offering, announced an agreement by Station Casinos to acquire the Palms Casino Resort, and completed a refinancing of Station Casinos’ credit facility,” said Marc J. Falcone, Executive Vice President, Chief Financial Officer and Treasurer. “We believe these significant accomplishments, combined with the strength of our existing operations, position us well for future growth.”

Second Quarter Financial Highlights:

  Net revenues increased 4.0% to $351.5 million as compared to $337.8 million in the prior year period, the thirteenth consecutive quarter of year-over-year net revenue growth.
  Net income decreased 22.7% to $21.7 million as compared to $28.1 million in the prior year period.  The decrease was primarily related to an increase in the provision for income tax, as well as a loss on the extinguishment and modification of debt, which was partially offset by an increase in operating income in the quarter.
  Adjusted EBITDA increased 6.8% to $117.4 as compared to $109.9 million in the prior year period, the twenty-first consecutive quarter of year-over-year Adjusted EBITDA growth.
  Adjusted EBITDA Margin increased 90 basis points year-over-year to 33.4%, the fifteenth consecutive quarter of Adjusted EBITDA margin growth.

“Our second quarter performance demonstrated solid operating results as we achieved our highest second quarter Adjusted EBITDA since 2008,” said Mr. Falcone.

Second Quarter Operational Overview

Las Vegas Operations

Net revenues increased $7.4 million or 2.3% year-over-year to $322.9 million from $315.5 million in the prior year period.   Adjusted EBITDA increased $2.8 million or 2.7% year-over-year to $104.6 million from $101.8 million in the prior year period.  Adjusted EBITDA margin improved 10 basis points to 32.4% in the second quarter of 2016.  Gaming revenues were up 1.8% in the quarter led by strong results in slots and table games offset by lower sports hold. Non-gaming revenues were up 3.8%, driven by solid hotel and food and beverage performance, as the Company continues to benefit from investments in non-gaming areas.

“Strong operating results in April and June were partially offset by lower results of operation in May compared to the prior year period due, in part, to the positive impact of major citywide events held in May 2015.  In addition, the quarter was negatively impacted by lower sports hold, as well as additional expenses related to the tenth anniversary celebration at Red Rock Casino Resort & Spa,” said Mr. Falcone. “Key economic indicators in Las Vegas remain robust and we believe we will continue to benefit from these positive trends going forward,” concluded Mr. Falcone.

 Native American Segment

Native American management fees were up $5.7 million or 40.0% year-over-year to $20.1 million from $14.4 million in the prior year period.  The Company’s Native American operations continued to produce strong results, with Graton Resort & Casino and Gun Lake Casino both achieving double-digit management fee growth in the quarter.

Corporate and Other

Corporate and other expense increased by $1.0 million or 16.1% during the second quarter to $7.3 million from $6.3 million primarily due to expenses associated with the Company’s initial public offering.

Adjusted EBITDA is not a generally accepted accounting principle (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and is a principal basis for valuation of gaming companies. Adjusted EBITDA is further defined under the heading “Presentation of Financial Information” and a reconciliation of Adjusted EBITDA to income before income tax is included in the financial information attached hereto.

Balance Sheet Highlights

The Company’s cash balance as of June 30, 2016 was $251.4 million.  Total outstanding debt was $2.26 billion, which excludes the non-recourse land loan of $115.9 million. At June 30, 2016, the Company’s $685 million revolving credit facility was undrawn and debt, net of excess cash, to Adjusted EBITDA ratio was 4.5 times, excluding the non-recourse land loan.

Subsequent Event

In July, the Company announced that its Board of Directors declared a cash dividend of $0.10 per Class A common share for the third quarter.  The dividend will be payable on August 30, 2016 to all stockholders of record as of the close of business today.  Prior to the payment of such dividend, Station Holdco LLC (“Station Holdco”) will make a cash distribution to all unit holders of record, including the Company, of $0.10 per unit for a total distribution of approximately $11.6 million, approximately $4.1 million of which is expected to be distributed to the Company and approximately $7.5 million of which is expected to be distributed to the other unit holders of record of Station Holdco.

“We are extremely excited about the strategic accomplishments achieved during the quarter, which included our reintroduction as a public company,” said Mr. Falcone. “We believe that our business is well-positioned to achieve continued operating momentum that will allow us to generate strong free cash flow growth and drive long-term equity value.”

Conference Call Information

The Company will host a conference call today at 1:30 p.m. Pacific Time to discuss its second quarter financial results. The conference call will consist of prepared remarks from the Company and will include a question and answer session. Those interested in participating in the call should dial (877) 793-4361 or (615) 247-0185 for international callers, approximately 15 minutes before the call start time. A replay of the call will be available from today through August 22, 2016 at www.redrockresorts.com. A live audio webcast of the call will also be available at www.redrockresorts.com.

Presentation of Financial Information

Adjusted EBITDA is a non-GAAP measure that is presented solely as a supplemental disclosure. We believe that Adjusted EBITDA is a widely used measure of operating performance in our industry and is a principal basis for valuation of gaming companies. We believe that in addition to operating income, Adjusted EBITDA is a useful financial performance measurement for assessing our operating performance because it provides information about the performance of our ongoing core operations excluding non-cash expenses, financing costs, and other non-operational items. Adjusted EBITDA includes income before income tax plus preopening, depreciation and amortization, share-based compensation, a donation to UNLV, asset impairment, write-downs and other charges, net, interest expense, net, loss on extinguishment and modification of debt, and change in fair value of derivative instruments, and excludes the impact of a settlement agreement and Adjusted EBITDA attributable to the non-controlling interests of MPM. To evaluate Adjusted EBITDA and the trends it depicts, the components should be considered. Each of these components can significantly affect our results of operations and should be considered in evaluating our operating performance, and the impact of these components cannot be determined from Adjusted EBITDA. Further, Adjusted EBITDA does not represent net income or cash flows from operating, investing or financing activities as defined by GAAP and should not be considered as an alternative to net income as an indicator of our operating performance. Additionally, Adjusted EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. In addition, it should be noted that not all gaming companies that report EBITDA or adjustments to this measure may calculate EBITDA or such adjustments in the same manner as we do, and therefore, our measure of Adjusted EBITDA may not be comparable to similarly titled measures used by other gaming companies.

Company Information and Forward Looking Statements

Red Rock Resorts manages and owns a significant indirect equity interest in Station Casinos. Station Casinos is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station Casinos’ properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station Casinos owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station Casinos also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Casino & Lanes and The Greens. In addition, Station Casinos is the manager of Graton Resort & Casino in northern California and owns a 50% interest in MPM Enterprises, L.L.C., which is the manager of Gun Lake Casino in southwestern Michigan.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to the timing of the closing of the acquisition of the Palms Resort Casino; the Company’s ability to consummate the acquisition of the Palms Casino Resort on the terms described herein (or at all); the Company’s ability to successfully integrate the Palms with our existing properties or realize expected synergies; the strength and sustainability of the recovery from the recent economic downturn, and the effects of the economy generally, and in particular in Nevada, on consumer spending and our business; the effects of intense competition that exists in the gaming industry; the risk that new gaming licenses or gaming activities, such as expansion of internet gaming, are approved and result in additional competition; our substantial outstanding indebtedness and the effect of our significant debt service requirements on our operations and ability to compete; the risk that we will not be able refinance our outstanding indebtedness or obtain necessary capital to finance any development or investment projects that we may decide to undertake in the future; the impact of extensive regulation from gaming and other government authorities on our ability to operate our business and the risk that regulatory authorities may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines or take other actions that adversely affect us; risks associated with changes to applicable gaming and tax laws that could have a material adverse effect on our financial condition; the impact of general business conditions including competitive practices, changes in customer demand and the cyclical nature of the gaming and hospitality business in general, on our business and results of operations; the impact of volatility in the capital markets,; adverse outcomes of legal proceedings and the development of, and changes in, claims or litigation reserves; risks, such as cost overruns and construction delays, associated with development, construction and management of new projects or the expansion of existing facilities; and other risks described in the filings of the Company with the Securities and Exchange Commission.

Red Rock Resorts, Inc.
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Operating revenues:
Casino	$233,796	$229,672	$473,567	$463,737
Food and beverage	66,408	62,860	133,028	128,086
Room	32,979	31,255	67,363	62,646
Other	17,705	18,642	34,887	35,822
Management fees	27,455	21,025	54,104	40,975
Gross revenues	378,343	363,454	762,949	731,266
Promotional allowances	(26,857)	(25,636)	(52,216)	(50,679)
Net revenues	351,486	337,818	710,733	680,587

Operating costs and expenses:
Casino	88,986	87,147	176,407	172,178
Food and beverage	44,501	40,374	87,025	81,754
Room	11,893	11,302	24,278	23,090
Other	6,305	6,906	12,027	13,038
Selling, general and administrative	80,152	90,269	155,242	168,618
Preopening	373	286	721	414
Depreciation and amortization	38,436	35,810	77,863	71,003
Asset impairment	-	2,001	-	2,001
Write-downs and other charges, net	10,966	(622)	13,334	2,393
	281,612	273,473	546,897	534,489

Operating income	69,874	64,345	163,836	146,098
Earnings from joint ventures	428	407	1,040	817
Operating income and earnings from joint ventures	70,302	64,752	164,876	146,915

Other (expense) income:
Interest expense, net	(34,078)	(36,515)	(69,146)	(72,977)
Loss on extinguishment and modification of debt	(7,084)	(90)	(7,084)	(90)
Change in fair value of derivative instruments	90	(1)	87	(4)
	(41,072)	(36,606)	(76,143)	(73,071)
Income before income tax	29,230	28,146	88,733	73,844
Provision for income tax	(7,502)	-	(7,502)	-
Income from continuing operations, net	21,728	28,146	81,231	73,844
Discontinued operations	-	(33)	-	(165)
Net income	21,728	28,113	81,231	73,679
Less net income attributable to noncontrolling interests	16,075	2,323	17,939	3,782
Net income attributable to Red Rock Resorts, Inc.	$5,653	$25,790	$63,292	$69,897

Earnings per Class A common share
Basic	$0.01	$0.29	$0.33	$0.77
Diluted	$0.01	$0.29	$0.33	$0.77

Weighted average common shares outstanding
Basic	30,031	9,888	19,960	9,888
Diluted	30,193	9,888	20,041	9,888

Red Rock Resorts, Inc.
Segment Information and
Reconciliation of Adjusted EBITDA to Income Before Income Tax
(amounts in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net Revenues
Las Vegas operations	$322,876	$315,547	$654,334	$637,046
Native American management	27,320	20,883	53,807	40,669
Reportable segment net revenues	350,196	336,430	708,141	677,715
Corporate and other	1,290	1,388	2,592	2,872
Net revenues	$351,486	$337,818	$710,733	$680,587

Adjusted EBITDA
Las Vegas operations	$104,627	$101,833	$223,637	$213,082
Native American management	20,096	14,353	40,528	28,756
Reportable segment Adjusted EBITDA	124,723	116,186	264,165	241,838
Corporate and other	(7,309)	(6,296)	(13,535)	(12,106)
Adjusted EBITDA	117,414	109,890	250,630	229,732

Other operating (expense) income
Preopening	(373)	(286)	(721)	(414)
Depreciation and amortization	(38,436)	(35,810)	(77,863)	(71,003)
Share-based compensation	(3,681)	(9,851)	(4,301)	(12,858)
Donation to UNLV	-	(2,500)	-	(2,500)
Asset impairment	-	(2,001)	-	(2,001)
Write-downs and other charges, net	(10,966)	622	(13,334)	(2,393)
Settlement agreement	1,133	-	1,133	-
Adjusted EBITDA attributable to MPM noncontrolling interest	5,211	4,688	9,332	8,352
Operating income and earnings from joint ventures	70,302	64,752	164,876	146,915
Other (expense) income
Interest expense, net	(34,078)	(36,515)	(69,146)	(72,977)
Loss on extinguishment and modification of debt	(7,084)	(90)	(7,084)	(90)
Change in fair value of derivative instruments	90	(1)	87	(4)
Income before income tax	$29,230	$28,146	$88,733	$73,844

CONTACT:

Red Rock Resorts
Daniel Foley
Vice President, Finance & Investor Relations
(702) 495-3683
or
Lori Nelson
Vice President of Corporate Communications
(702) 495-4248